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                                                                    Exhibit 99.3

                            Harken Energy Corporation

                             Shares of Common Stock

                           Offered Pursuant to Rights

                         Distributed to Security Holders

                          of Harken Energy Corporation

_________________, 2002

Dear Security Holder:

         This notice is being distributed by Harken Energy Corporation (the "Company") to all holders of record of shares of its common stock, par value $0.01 per share (the "Common Stock"), and holders of record of shares of its Series G1 preferred stock and Series G2 preferred stock (collectively, the "Preferred Stock") at the close of business on ______________, 2002 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") of non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of its Common Stock. The Rights are described in the Company's prospectus dated _______________, 2002 (the "Prospectus").

         In the Rights Offering, the Company is offering an aggregate of 95,238,096 shares of its Common Stock (the "Underlying Shares"), as described in the Prospectus.

         The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on ______________, 2002, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").

         As described in the Prospectus, you will receive one Right for each share of Common Stock owned (or in the case of Preferred Stock, one Right for each share of Common Stock issuable upon conversion) of record as of the close of business on the Record Date.

         Each subscription right will entitle you to purchase the number of shares of Common Stock equal to $10 million, divided by the Subscription Price, divided by ______________, the number of shares of common stock outstanding plus the number of shares of common stock issuable upon conversion of the Series G1 preferred stock, and Series G2 preferred stock, on the Record Date (the "Subscription Right"). The Subscription Price for the subscription rights will equal 70% of the current market price of the common stock. The Company will determine the current market price of the common stock by averaging the closing price of the common stock on the American Stock Exchange for the five (5) trading days immediately preceding the commencement of the offering, except the current market price will be no greater than $0.50 per share or less than $0.15 per share.

         Lyford Investments Enterprises Ltd., a creditor of the Company, has agreed to act as a standby underwriter in the offering and will purchase any and all shares not subscribed for by other stockholders.

         Enclosed are copies of the following documents:

         1.  Prospectus;

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         2.  Rights Certificate;

         3. Instructions as to Use of Harken Energy Corporation Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Harken Energy Corporation and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9); and

         4. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

         Your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

         Additional copies of the enclosed materials may be obtained from the Subscription Agent. The Subscription Agent's telephone number is (718) 921-8237.

                                    Very truly yours,


                                    HARKEN ENERGY CORPORATION

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